Exhibit 99.1

Active Power Reports Record Fourth
Quarter and Full Year 2010 Results

First Ever Consecutive Quarterly Net Profit;
Annual Revenues up 61% to Record $65 million and
First Ever Positive Annual Cash Flow from Operations

AUSTIN, Texas (Feb. 15, 2011) – Critical backup power systems and continuous infrastructure solutions provider Active Power, Inc. (NASDAQ: ACPW) announced results for its fourth quarter and fiscal year ended Dec. 31, 2010.

Q4 and Full Year 2010 Highlights

•	Achieved the first consecutive quarterly net profit in Active Power’s 18-year history, recording a net profit of $145,000 in the fourth quarter of 2010, following $55,000 in the third quarter of 2010.

•	Recognized record revenues of $19.3 million in fourth quarter, representing an increase of $5.3 million or 38% over the fourth quarter of 2009.

•	Full year revenues totaled a record $65 million, up $24.6 million or 61% compared to 2009.

•	Achieved positive annual cash flow from operations for the first time in Active Power’s history.

•	Generated $24.6 million in annual revenues from PowerHouse and containerized infrastructure solutions, an increase of $17.6 million or 251% from 2009.

•	Achieved annual sales growth from previous year across all regions – EMEA up 42%; Americas up 66%; and Asia up 82%.

•
Service and other revenues in the fourth quarter increased 70% to $3.0 million from the $1.8 million in the previous quarter, primarily due to an increase in project revenue. Annual service and other revenues grew by 25% compared to 2009.

•	Achieved 28% gross margin for 2010 versus 23% in 2009.

•	Annual revenue increased across all sales channels – a 39% increase in direct sales; 240% increase in strategic IT; and a 30% increase in OEM.

•
Shipped 117 flywheels during the fourth quarter in uninterruptible power supply (UPS) systems at an average selling price of $85,000, compared to 86 flywheels shipped in the fourth quarter of 2009 at an average selling price of $90,000. Shipped 408 flywheels for the year at an average selling price of $84,000, a 30% increase over the 315 flywheels sold in 2009 at an average selling price of $81,000.

Q4 and Full Year 2010 Financial Results
Revenues in the fourth quarter of 2010 were a record $19.3 million, an increase of 5% from the previous quarter and an increase of 38% from the fourth quarter of 2009. For the year ended Dec. 31, 2010, total revenues were a record $65 million, a 61% increase compared to $40.3 million in 2009.

Gross profit margin in the fourth quarter was 28%, compared to 30% in the previous quarter and 19% in the fourth quarter of 2009. For the full year of 2010, the gross profit margin was 28% compared to 23% in 2009.

Net income for the quarter was $145,000, or 0 cents per share. This compares to a net income of $55,000, or 0 cents per share, in the previous quarter and a net loss of $2.2 million, or 3 cents per share, in the fourth quarter of 2009. For the full year, net loss decreased 64% to $3.9 million, or 5 cents per share compared to a net loss of $11.0 million, or 17 cents per share, in 2009.

Cash and investments increased by $1.1 million during the quarter and $8.1 million during the year to $15.6 million at Dec. 31, 2010.

Management Commentary
“2010 was a year of substantial growth and achievement for Active Power in revenue, margin and profit,” said Jim Clishem, president and CEO, Active Power. “Our solution sales will continue as a positive driver for future growth in revenue and profit. The adoption of our products and solutions is gaining momentum with a growing number of repeat orders and conversion of many new clients throughout the year. These factors position Active Power as a well-known and trusted solutions provider in the global market for power quality and mission critical infrastructure.”

“Our financial results reflect significant progress in our commercialization strategy to grow distribution; reduce costs; offer solutions; and build brand equity across the globe,” continued Clishem. “Over the last several years, we have repositioned Active Power from a technology-based niche UPS supplier into an efficient, reliable and green power quality and continuous infrastructure solutions provider. We have extended our capabilities in systems level design, deployment and service for mission critical clients with a diverse set of datacenter applications, requiring the highest level of uptime. We expect the positive momentum to continue into 2011.”

Outlook
Active Power expects first quarter 2011 revenue to be between $16 million and $19 million. While this expectation reflects traditional seasonality when compared to the previous quarter, it would represent an increase between 44% and 71% as compared to the same year-ago quarter. First quarter earnings per share is expected to range between breakeven and a loss of 2 cents per share. Changes in cash and investments are expected to be minimal and driven by changes in working capital requirements.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, Feb. 15, 2011, at 11:00 a.m. (ET) to discuss its fourth quarter and full year 2010 results. Interested parties can dial into the call at the time of the event at (866) 838-2057. For callers outside the U.S. and Canada, please dial (904) 520-5768.

To listen to the live Webcast, please click here. A replay of the Webcast will be available until March 1, 2011, via Active Power’s Web site at www.activepower.com.

About Active Power
Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the first quarter of 2011 and fiscal 2011, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, customer demand for our products; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, industry trends; strategic relationships with third party suppliers and partners; risks related to our international operations; developments in our markets; and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
(949) 574-3860	(512) 744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
Revenues:
Product revenue	$16,291	$10,974	$55,647	$32,837
Service and other revenue	3,044	3,030	9,308	7,474
Total revenue	19,335	14,004	64,955	40,311

Cost of goods sold: Cost of product revenue	11,722	8,953	40,045	25,827
Cost of service and other revenue	2,284	2,440	6,890	5,254
Total cost of goods sold	14,006	11,393	46,935	31,081

Gross profit	5,329	2,611	18,020	9,230

Operating expenses:
Research and development	895	916	3,412	4,170
Selling and marketing	2,770	2,869	13,093	11,431
General & administrative	1,494	1,075	5,319	4,592
Total operating expenses	5,159	4,860	21,824	20,193
Operating profit ( loss)	170	(2,249)	(3,804)	(10,963)

Interest expense, net	(40)	(21)	(122)	(69)
Other income (expense), net	15	(14)	(40)	(45)
Income (loss) before income taxes	145	(2,284)	(3,966)	(11,077)
Income tax benefit	-	44	41	44

Net income (loss)	$145	$(2,240)	$(3,925)	$(11,033)

Basic net income (loss) per share	$0.00	$(0.03)	$(0.05)	$(0.17)
Diluted net income (loss) per share	$0.00	$(0.03)	$(0.05)	$(0.17)
Shares used in computing basic net income (loss) per share	79,741	66,329	77,677	63,854
Shares used in computing diluted net income (loss) per share	82,501	66,329	77,677	63,854

Comprehensive income (loss):
Net income (loss)	$145	$(2,240)	$(3,925)	$(11,033)
Translation gain (loss) on subsidiaries in foreign currencies	28	625	16	502
Comprehensive income (loss)	$173	$(1,615)	$(3,909)	$(10,531)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	December 31
	2010	2009
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$15,416	$7,489
Short-term investments	134	-
Accounts receivable, net	14,708	11,529
Inventories	6,430	6,629
Prepaid expenses and other	511	418
Total current assets	37,199	26,065
Property and equipment, net	2,005	2,903
Deposits and other	314	376
Total assets	$39,518	$29,344

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$6,022	$5,155
Accrued expenses	7,068	4,957
Deferred revenue	2,492	1,713
Revolving line of credit	2,535	2,559
Total current liabilities	18,117	14,384

Long-term liabilities	579	468
Stockholders' equity:
Common stock	80	66
Treasury stock	(103)	(73)
Additional paid-in capital	274,807	264,554
Accumulated deficit	(253,801)	(249,876)
Other accumulated comprehensive loss	(161)	(179)
Total stockholders’ equity	20,822	14,492
Total liabilities and stockholders’ equity	$39,518	$29,344